CONSOLTEX INC.
                                    and
                            CONSOLTEX (USA) INC.

                          Offer to Exchange their
             11% Senior Subordinated Pay-in-Kind Notes due 2009
                                  or their
        11% Senior Subordinated Pay-in-Kind Notes due 2009 and Cash
                    for any and all of their outstanding
              11% Series B Senior Subordinated Notes due 2003
                          (CUSIP No. 210305 AB 4)
           and Solicitation of Consents to Proposed Waivers Under
                      and Amendments to the Indenture
       Governing the 11% Series B Senior Subordinated Notes due 2003

             Pursuant to the Confidential Offering Circular and
                      Consent Solicitation Statement
                           Dated January 10, 2002

_______________________________________________________________________________

THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 30, 2002, UNLESS EXTENDED OR EARLIER TERMINATED.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
FEBRUARY 8, 2002, UNLESS EXTENDED OR EARLIER TERMINATED.
_______________________________________________________________________________



To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

         Your prompt action is requested. Please furnish copies of the enclosed materials as quickly as possible to those of your clients for whom you hold Existing Notes (as defined below) in your name or in the name of your nominee.

         Consoltex Inc. and Consoltex (USA) Inc. (together, the "Issuers") are offering to exchange (the "Exchange Offer"), at each Holder's election, either (i) $935 principal amount of their 11% Senior Subordinated Pay-in-Kind Notes due 2009 (the "New Notes") for each $1,000 principal amount of their outstanding 11% Series B Senior Subordinated Notes due 2003 (the "Existing Notes"), and $55 principal amount of New Notes for all of the accrued but unpaid interest on the Existing Notes through the date of the Exchange Offer, or (ii) $573.63 principal amount of New Notes and $46.38 in cash for each $1,000 principal amount of Existing Notes, and $33.74 principal amount of New Notes for all of the accrued but unpaid interest on the Existing Notes through the date of the Exchange Offer. In connection with the Exchange Offer, the Issuers also are soliciting consents (the "Consent Solicitation") from Holders to certain waivers under and amendments to the indenture governing the Existing Notes (the "Proposed Waivers and Amendments").

         The Exchange Offer and Consent Solicitation are made on the terms and subject to the conditions set forth in the enclosed Confidential Offering Circular and Consent Solicitation Statement dated January 10, 2002 (the "Offering Circular") and the accompanying Consent and Letter of Transmittal. Capitalized terms used but not defined herein have the meanings assigned to them in the Offering Circular.

         Please furnish copies of the following enclosed materials to your clients for whose accounts you hold Existing Notes registered in your name or in the name of your nominee:

         l. Offering Circular;

         2. Consent and Letter of Transmittal for your use in accepting the offers to exchange Existing Notes and deliver the related Consents and for the information (or the use, where relevant) of your clients (manually signed facsimile copies of the Consent and Letter of Transmittal may be used to tender Existing Notes and to deliver the related Consents);

         3. Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Consent Time or the Expiration Time, as applicable, or if the procedures for book-entry transfer cannot be completed on a timely basis;

         4. A printed form of letter that may be sent to your clients for whose accounts or benefits you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer and Consent Solicitation; and

         5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         Consummation of the Exchange Offer is conditioned upon, among other things: (1) receipt of the Minimum Consent and the Minimum Tender,
(2) execution and delivery of the Supplemental Indenture, (3) execution of the Proposed New Credit Facility and (4) other customary conditions. See the section of the Offering Circular entitled "The Exchange Offer and Consent Solicitation--Conditions to the Exchange Offer."

         To participate in the Exchange Offer and Consent Solicitation, a Holder must cause each of the following to be received by the Exchange Act at its address or facsimile number, as applicable, set forth on the back cover page of the Offering Circular prior to the Consent Time or the Expiration Time, as applicable, in each case in accordance with the instructions set forth in the Consent and Letter of Transmittal and the procedures set forth in the Offering Circular under the caption "The Exchange Offer and Consent Solicitation--Procedures for Tendering Existing Notes and Delivering Consents":

         1. Certificates representing tendered Existing Notes or timely confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC;

         2. A properly completed and duly executed Consent and Letter of Transmittal (or a manually signed facsimile thereof) with any and all required signature guarantees or a properly transmitted Agent's Message if DTC's ATOP system is used; and

         3. Any other documents required by the Consent and Letter of Transmittal and the Offering Circular.

         If a Holder of Existing Notes wishes to tender Existing Notes pursuant to the Exchange Offer but it is impracticable for such Holder to deliver certificates for such Existing Notes and all other required documents to the Exchange Agent or to comply with the book-entry delivery procedures, in each case, on or prior to the Consent Time or the Expiration Time, as applicable, a tender of Existing Notes (and delivery of the related Consents) may be effected by following the guaranteed delivery procedures described in the Offering Circular under the caption "The Exchange Offer and Consent Solicitation--Procedures for Tendering Existing Notes and Delivering Consents."

         To tender your Existing Notes in the Exchange Offer, you must also consent to the Proposed Waivers and Amendments. Holders who validly tender Existing Notes pursuant to the Exchange Offer will be deemed to have delivered their Consent to the Proposed Waivers and Amendments with respect to the Existing Notes tendered. Similarly, to deliver a Consent to the Proposed Waivers and Amendments, you must tender your Existing Notes.

         Existing Notes tendered prior to the Consent Time may be withdrawn (and the related Consents thereby revoked) at any time at or prior to the Consent Time, but not thereafter. Existing Notes tendered after the Consent Time may be withdrawn (and the related Consents thereby revoked) at any time at or prior to the Expiration Time. A previously delivered Consent may be revoked only by withdrawing the tender of the Existing Notes to which such Consent relates in accordance with the procedures set forth in the Offering Circular and the Consent and Letter of Transmittal. A valid withdrawal of a previous tender of Existing Notes will be deemed to revoke the related Consent.

         We will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Existing Notes. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of the Existing Notes held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all transfer taxes applicable to the tender of Existing Notes pursuant to the Exchange Offer, except as set forth in Instruction 9 of the Consent and Letter of Transmittal.

         The Exchange Offer is being made, and the Consent Solicitation is being conducted, solely pursuant to the Offering Circular and the Consent and Letter of Transmittal.

         The Offering Circular and any related documents do not constitute an offer to buy or the solicitation of an offer to sell Existing Notes or New Notes in any circumstances under which such offer or solicitation is unlawful. The Offering Circular and any related documents also do not constitute a solicitation of a Consent in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such a solicitation.

         Any inquiries you may have with respect to the Exchange Offer and Consent Solicitation, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at the addresses or telephone numbers set forth on the back cover page of the Offering Circular or Consoltex Inc. at 8555 Route Transcanadienne, Saint-Laurent, Quebec H4S 1Z6, Canada, attention Paul J. Bamatter. The telephone number for Consoltex Inc. is (514) 333-8800.

         Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of the Issuers, the Exchange Agent or the Trustee nor any of their respective affiliates, or authorize you or any other person to use any document or make any statement on behalf of any of them with respect to or in connection with the Exchange Offer and/or Consent Solicitation, other than the documents enclosed herewith and the statements expressly made therein. If any such document is used or any such statement is made, it should not be relied upon as having been authorized by the Issuers, the Exchange Agent or the Trustee or any of their respective affiliates.

                                                   Very truly yours,

                                                   CONSOLTEX INC.
                                                   CONSOLTEX (USA) INC.
Enclosures